Exhibit 5.1

Chadwick L. Mills (650) 843-5654 cmills@cooley.com

February 11, 2015

Threshold Pharmaceuticals, Inc.

170 Harbor Way, Suite 300

South San Francisco, CA 94080

Ladies and Gentlemen:

We have acted as counsel to Threshold Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the offering of an aggregate of 8,300,000 shares (the “Shares”), of the Company’s common stock, par value $0.001 per share (the “Common Stock”), together with warrants (the “Warrants”) to purchase up to an additional 8,300,000 shares of Common Stock (the “Warrant Shares”), and the preferred stock purchase rights (the “Rights”) associated with the Shares and the Warrant Shares to be issued pursuant to that certain Rights Agreement, dated as of August 8, 2006, as amended (the “Rights Agreement”), between the Company and Mellon Investor Services LLC as rights agent (the “Rights Agent”), all pursuant to the Registration Statement on Form S-3 (File No. 333-195084) originally filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on April 7, 2014 (the “Initial Registration Statement”), the Registration Statement on Form S-3 filed with the Commission pursuant to Rule 462(b) of the Act (File No. 333-202043) filed with the Commission under the Act on February 11, 2015 (together with the Initial Registration Statement, the “Registration Statements”), the related prospectus dated April 17, 2014, included in the Initial Registration Statement (the “Base Prospectus”), and the prospectus supplement to be filed with the Commission pursuant to Rule 424(b) of the rules and regulations of the Act (the “Prospectus Supplement”). The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.” The Company has requested our opinion in connection with certain related matters.

In connection with this opinion, we have examined and relied upon the Registration Statements, the Prospectus, the form of Warrant to be filed as an exhibit to the Company’s Current Report of the Company on Form 8-K, the Company’s Amended and Restated Certificate of Incorporation, as amended, the Company’s Amended and Restated Bylaws and the Rights Agreement, each as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof.

With regard to our opinion concerning the Warrants and the Warrant Shares, we express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities by the Company, including the Warrant Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Warrants, may cause the Warrants to be exercisable for more shares of Common Stock than the number that remain authorized but unissued.

101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-2000 T: (415) 693-2000 F: (415) 693-2222 www.cooley.com

Threshold Pharmaceuticals, Inc. February 11, 2015 Page Two

This opinion assumes, with your consent, that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, and that the Company’s Board of Directors (the “Board”) has acted in a manner consistent with its fiduciary duties as required under applicable law in adopting the Rights Agreement. This opinion does not address whether the Board may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this opinion addresses corporate procedures in connection with the issuance of the Rights associated with the Shares, and not any particular provision of the Rights or the Rights Agreement. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or purchase rights issued thereunder would invalidate such rights in their entirety.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States, the General Corporation Law of the State of Delaware and, as to the Warrants constituting valid and legally binding obligations of the Company, the laws of the State of New York. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares and the associated Rights, when sold and issued against payment therefor in accordance with the Registration Statements and the Prospectus, will be validly issued, and the Shares fully paid and nonassessable, (ii) provided that the Warrants have been duly executed by the Company and duly delivered to the purchasers thereof against payment therefor, the Warrants, when issued and sold as contemplated in the Registration Statements and the Prospectus will be binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles and limitations on availability of equitable relief, including specific performance (regardless of whether such enforceability is considered in a proceeding at law or in equity), and (iii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statements and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K.

Sincerely,

Cooley LLP

By:	/s/ Chadwick L. Mills_____
Chadwick L. Mills

101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-2000 T: (415) 693-2000 F: (415) 693-2222 www.cooley.com